As filed with the Securities and Exchange Commission on June 8, 2001

                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          AMERICAN VANGUARD CORPORATION
             (Exact name of registrant as specified in its charter)

                              --------------------

             DELAWARE                               2870                            95-2588080
  (State or other jurisdiction          (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)        Classification Code Number)            Identification No.)

                              --------------------

                              4695 MACARTHUR COURT
                                   SUITE 1250
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 260-1200
               (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                              --------------------

                                ERIC G. WINTEMUTE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          AMERICAN VANGUARD CORPORATION
                        4695 MACARTHUR COURT, SUITE 1250
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 260-1200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies To:

                               John B. Miles, Esq.
                             McDermott, Will & Emery
                       18191 Von Karman Avenue, Suite 500
                          Irvine, California 92612-0187
                                 (949) 851-0633


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-------------------------------------------------------------------------------------------------------------------------
                                                         Calculation of Registration Fee
=========================================================================================================================
                                                     Proposed maximum         Proposed maximum
Title of each class of             Amount to be       offering price         aggregate offering            Amount of
securities to be registered       registered (1)        per share(2)               price(2)             registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock (par value           450,000 shares         $12.75                  $5,737,500                  $1,435
$.10 per share)
-------------------------------------------------------------------------------------------------------------------------

(1) Maximum number of shares that may be offered. Pursuant to Rule 416 of the Securities Act of 1933, as amended, in addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and anti-dilution provisions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the common stock on the American Stock Exchange on June 7, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 8, 2001

PROSPECTUS


                                 450,000 SHARES

                          AMERICAN VANGUARD CORPORATION
                                  COMMON STOCK


     Certain of our stockholders may offer and sell from time to time an aggregate of up to 450,000 shares of our common stock. Each selling stockholder may sell the stock on terms to be determined at the time of sale. We will not receive any proceeds from this offering.

     Our common stock is quoted on the American Stock Exchange under the symbol "AVD." On June 7, 2001, the closing sale price of our common stock on the American Stock Exchange was $12.90 per share.

     SEE "RISK FACTORS" ON PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ----------------------------


                  The date of this prospectus is ________, 2001

                                TABLE OF CONTENTS

Summary.................................................................  2
Risk Factors............................................................  3
Use of Proceeds.........................................................  6
The Selling Stockholders................................................  6
Plan of Distribution....................................................  7
About This Prospectus...................................................  8
Where You Can Find More Information.....................................  8
Experts.................................................................  9

                                     SUMMARY

     Because this is a summary, it does not contain all of the information about us that may be important to you. You should read the entire prospectus, and the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus. The terms "Company," "our" and "we" refer to "American Vanguard Corporation" and its subsidiaries, except where it is clear that the information relates only to the parent company.

     We are a holding company that conducts its business through its subsidiaries: AMVAC Chemical Corporation, GemChem, Inc., 2110 Davie Corporation, AMVAC Chemical UK Ltd., Quimica AMVAC De Mexico S.A. de C.V., and Environmental Mediation, Inc.

     AMVAC CHEMICAL CORPORATION

     AMVAC is a specialty chemical manufacturer that develops and markets products for agricultural and commercial uses. It manufactures and formulates chemicals for crops, human and animal health protection. These chemicals, including insecticides, fungicides, molluscicides, growth regulators and soil fumigants, are marketed in liquid, powder and granular forms. AMVAC primarily manufactures, distributes and formulates its own proprietary products, or custom manufactures or formulates products for others.

     AMVAC has attempted to position itself in smaller niche markets which have been or are being abandoned by larger chemical companies. In doing so, AMVAC has acquired the following product lines and businesses, including related environmental regulatory registration rights, manufacturing and process technology, trademarks and all product-related intellectual property:

     o In May 2000, AMVAC acquired the Dacthal(R) herbicide business from GB Bioscience Corporation. Dacthal(R) has been sold for weed control in crops such as onions, garlic, cauliflower, cotton and strawberries for approximately 30 years.

     o In February 2000, AMVAC acquired the Fortress(R) soil insecticide business from E.I. du Pont de Nemours & Company. The acquisition also included certain rights and obligations to a delivery system known as SmartBox and certain finished and semi-finished inventory. Fortress(R) provides control of the corn rootworm.

     o In November 1998, AMVAC acquired the Dibrom(R) insecticide business in the United States from Valent USA Corporation. The acquisition also included data package and inventory. Prior to the acquisition and since 1981, AMVAC had manufactured and formulated Dibrom(R) for Valent and formerly for Chevron, which had held the U.S. rights to Dibrom(R) prior to Valent. AMVAC has owned the international rights to the Dibrom(R) product line since 1991.

     AMVAC has also made acquisitions of or obtained the exclusive rights to other product lines:

     o In August 2000, AMVAC acquired the exclusive marketing rights in the United States to the Aztec(R) 4.67% granular corn soil insecticide business from Bayer Corporation. Aztec(R) is used for control of corn rootworm and other soil insect pests.

     o In 1997, AMVAC purchased from Zeneca, Inc. the rights, title and interests to Vapam(R) (Metam Sodium), a soil fumigant. The purchase included inventories of Vapam(R), environmental registrations and other assets. AMVAC had manufactured Metam Sodium since 1988.

     o In 1993, AMVAC purchased from DuPont the rights, title and interests to Bidrin(R), including the environmental registration rights. Bidrin(R) is an insecticide for cotton crops.

     o In 1991, AMVAC purchased from Rhone-Poulenc AG Company its Napthalene Acetic Acid plant growth regulator product line, including the environmental registration rights.

     AMVAC CHEMICAL UK LTD.

     AMVAC UK develops product registration and distributor networks for product lines throughout Europe.

     QUIMICA AMVAC DE MEXICO S.A. DE C.V.

     AMVAC Mexico markets chemical products for agricultural and commercial uses in Mexico and related areas.

     GEMCHEM, INC.

     GemChem is a national chemical distributor. GemChem purchases key raw materials and sells into the pharmaceutical, cosmetic and nutritional markets.

     2110 DAVIE CORPORATION

     Davie Corporation currently owns real estate for corporate use only.

     ENVIRONMENTAL MEDIATION, INC.

     EMI is an environmental consulting firm.

                   You can contact us by mail or telephone at:

                          American Vanguard Corporation
                        4695 MacArthur Court, Suite 1250
                         Newport Beach, California 92660
                                 (949) 260-1200

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this prospectus before purchasing our common stock.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY CYCLICAL AND SEASONAL EFFECTS.

     The chemical industry in general is cyclical and demands for our products tend to be slightly seasonal. Seasonal usage follows varying agricultural seasonal patterns, weather conditions and weather related pressure from pests, and customer marketing programs and requirements. Weather patterns can have an impact on our operations. The end user of some of our products may, because of weather patterns, delay or intermittently disrupt field work during the planting season which may result in a reduction of the use of some of our products. There can be no assurance that we will adequately address any adverse seasonal effects. Our inability to effectively address adverse seasonal effects could have a material adverse effect on our business and operating results.

THE INDUSTRY IN WHICH WE DO BUSINESS IS EXTREMELY COMPETITIVE AND OUR BUSINESS MAY SUFFER IF WE ARE UNABLE TO COMPETE EFFECTIVELY.

     Generally, the treatment against pests of any kind is broad in scope, there being more than one way or one product for treatment, eradication, or suppression. We face competition from many domestic and foreign manufacturers, marketers and distributors participating in our marketplace. Competition in our marketplace is based primarily on efficacy, price, safety and ease of application. Many of our competitors are larger and have substantially greater financial and technical resources. Our ability to compete depends on our ability to develop additional applications for our current products, and to expand our product lines and customer base. We compete principally on the basis of the quality of our products, and the technical service and support given to our customers.

There can be no assurance that we will compete successfully with our existing competitors or with any new competitors. Our inability effectively to compete in our products or services would have a material adverse effect on our business and operating results.

IF WE ARE UNABLE SUCCESSFULLY TO POSITION OURSELVES IN SMALLER NICHE MARKETS, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

     We have attempted to position ourselves in smaller niche markets that have been or are being abandoned by larger chemical companies. These types of markets tend not to attract larger chemical companies due to the smaller volume demand, and larger chemical companies have been divesting themselves of products that fall into such niches. These smaller niche markets require significant and intensive management input and ongoing product research and are near product maturity. There can be no assurance that we will be successful in these smaller niche markets or, if we are successful in one or more niche markets, that we will continue to be successful in such niche markets. Our inability to be successful in such niche markets could have a material adverse effect on our business and operating results.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENTAL REGULATIONS AND APPROVALS.

     Our products are subject to laws administered by federal, state and foreign governments, including regulations requiring registration, approval and labeling of our products. Substantially all of our products are subject to U.S. Environmental Protection Agency registration and re-registration requirements, and are conditionally registered in accordance with the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA). Such registration requirements are based, among other things, on data demonstrating that the product will not cause unreasonable adverse effects on human health or the environment when used according to approved label directions. All states where any of our products are used also require registration before they can be marketed or used in that state. Governmental regulatory authorities have required, and may require in the future, that certain scientific data requirements be performed on our products. We, on our behalf and in joint efforts with other registrants, have and are currently furnishing certain required data relative to our products. Under FIFRA, the federal government requires registrants to submit a wide range of scientific data to support U.S. registrations. This requirement has significantly increased our operating expenses in such areas as testing and the production of new products. We expect such increases to continue in the future. Because scientific analyses are constantly improving, it cannot be determined with certainty whether or not new or additional tests may be required by regulatory authorities. While FIFRA Good Laboratory Practice standards specify the minimum practices and procedures which must be followed in order to ensure the quality and integrity of data related to these tests submitted to the U.S. EPA, there can be no assurance the EPA will not request certain tests or studies be repeated. In addition, more stringent legislation or requirements may be imposed in the future. We can provide no assurance that any testing approvals or registrations will be granted on a timely basis, if at all, or that our resources will be adequate to meet the costs of regulatory compliance. Our inability to be successful in meeting testing and regulatory requirements could have a material adverse effect on our business and operating results.

WE MAY BE SUBJECT TO ENVIRONMENTAL LIABILITIES.

     The Company, its facilities and its products are subject to numerous federal and state laws and governmental regulations concerning environmental matters and employee health and safety. We continually adapt our manufacturing process to the environmental control standards of the various regulatory agencies. The U.S. EPA and other federal and state agencies have the authority to promulgate regulations that could have an impact on our operations. We expend substantial funds to minimize the discharge of materials in the environment and to comply with governmental regulations relating to protection of the environment. Federal and state authorities may seek fines and penalties for violation of the various laws and governmental regulations, and could, among other things, impose liability on us for cleaning up the damage resulting from release of pesticides and other agents into the environment. Our inability to comply with such laws and regulations or a claim for environmental liability could have a material adverse effect on our business and operating results.

OUR USE OF HAZARDOUS MATERIALS EXPOSES US TO POTENTIAL LIABILITIES.

     Our development and manufacturing of chemical products involve the controlled use of hazardous materials. While we continually adapt our manufacturing process to the environmental control standards of regulatory authorities, we cannot completely eliminate the risk of accidental contamination or injury from hazardous or regulated materials. In the event of such contamination or injury, we may be held liable for significant damages or fines. In the event that such damages or fines are assessed, it could have a material adverse effect on our business and operating results.

OUR BUSINESS MAY GIVE RISE TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE OR INDEMNITY AGREEMENTS.

     Our manufacturing, marketing, distribution and use of chemical products involve substantial risk of product liability claims. A successful product liability claim which is not insured may require us to pay substantial amounts of damages. In the event that such damages are paid, it could have a material adverse effect on our business and operating results.

ADVERSE RESULTS IN PENDING LEGAL AND REGULATORY PROCEEDINGS COULD HAVE ADVERSE EFFECTS ON OUR BUSINESS.

     We are currently involved in certain legal and regulatory proceedings, as described in our Annual Report for the year ended December 31, 2000, incorporated by reference herein. We have and will continue to expend resources and incur expenses in connection with these proceedings. There can be no assurance that we will be successful in these proceedings. An adverse determination in one or more of these proceedings could subject us to significant liabilities, which could have a material adverse effect on our business and operating results.

OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO DEVELOP ADDITIONAL APPLICATIONS FOR OUR CURRENT PRODUCTS, AND TO EXPAND OUR PRODUCT LINES AND CUSTOMER BASE.

     Our success will depend in part on our ability to develop additional applications for our current products, and to expand our product lines and customer base in a highly competitive market. There can be no assurance that we will be successful in adequately addressing these development needs on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies (e.g., genetic engineering) developed by others will not render our products noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business and operating results.

WE FACE RISKS RELATED TO ACQUISITIONS OF BUSINESSES AND PRODUCT LINES.

     We have expanded and intend to continue to expand our operations through the acquisition of additional businesses and product lines. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or product lines, or successfully integrate any acquired businesses or product lines without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks or effects, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, minimum purchase quantities, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses. Some or all of these special risks or effects could have a material adverse effect on our business and operating results. Client satisfaction or performance problems associated with a business or product line could have a material adverse impact on our reputation. In addition, there can be no assurance that acquired businesses or product lines, if any, will achieve anticipated revenues and earnings. Our failure to manage our acquisition strategy successfully could have a material adverse effect on our business and operating results.

WE RELY ON INTELLECTUAL PROPERTY WHICH WE MAY BE UNABLE TO PROTECT, OR WE MAY BE FOUND TO INFRINGE THE RIGHTS OF OTHERS.

     Our proprietary product formulations are protected, to the extent possible, as trade secrets and, to a lesser extent, by patents and trademarks. We can provide no assurance that the way we protect our proprietary rights will be adequate or that our competitors will not independently develop similar or competing products. Our inability to protect our proprietary rights could have a material adverse effect on our business and operating results.

     Further, we can provide no assurance that we are not infringing other parties' rights. Any claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. Any such claims could have a material adverse effect on our business and operating results.

WE RELY ON KEY EXECUTIVES IN LARGE PART FOR OUR SUCCESS.

     Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Eric G. Wintemute, our President and Chief Executive Officer. Although Mr. Wintemute has entered into an employment agreement, this does not guarantee that he will continue his employment. The loss of the services of Mr. Wintemute or other executive officers could have a material adverse effect upon our business and operating results.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING CO-CHAIRMEN OF THE BOARD OF DIRECTORS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     As of May 18, 2001, Herbert A. Kraft and Glenn A. Wintemute, our Co-Chairmen of the Board of Directors, beneficially owned approximately 24% and 23%, respectively, of our common stock. These stockholders as a group will be able to influence substantially our Board of Directors and thus our management and affairs. If acting together, they would be able to influence most matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in control if opposed by these stockholders irrespective of whether the proposed transaction is at a premium price or otherwise beneficial to our stockholders as a whole.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

     The market prices for securities of companies in our industries have been highly volatile and may continue to be highly volatile in the future. Often this volatility is unrelated to operating performance of a company.

WE MAY FACE OTHER RISKS NOT DESCRIBED IN THE FOREGOING RISK FACTORS WHICH MAY IMPAIR OUR BUSINESS OPERATIONS.

     The risks and uncertainties described in the risk factors described above may not be the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of the risks described above actually occur, our business, financial condition and results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the selling stockholders, including:

     o  the name of each selling stockholder,

     o the beneficial ownership of common stock of each selling stockholder as of May 18, 2001, and

     o the maximum number of shares of common stock offered by each selling stockholder.

The information presented is based on data furnished to us by the selling stockholders.

     The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the selling stockholders upon termination of the offering.

     Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell additional shares of common stock issued as a result of stock splits, stock dividends and anti-dilution provisions.

                                                         SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                             OWNED PRIOR                                OWNED AFTER
                                                             TO OFFERING                                OFFERING(1)
                                                        ---------------------     SHARES BEING     ---------------------
SELLING STOCKHOLDER                                     NUMBER        PERCENT       OFFERED        NUMBER        PERCENT
-------------------                                     -------       -------     ------------     -------       ------
Glenn A. Wintemute(2)                                   647,050        22.6%         225,000       422,050        14.7%
The Kraft Family Trust u/t/a 11/9/89(3)                 695,024        24.2%         175,000       520,024        18.1%
Bonita Kraft(4)                                          46,860         1.6%          12,500        34,360         1.2%
Arlene Kraft(4)                                          42,350         1.5%          12,500        29,850         1.0%
The Kraft Trust u/t/a 5/11/00(5)                         32,527         1.1%          12,500        20,027           *
Vicki Kraft(4)                                           30,536         1.1%          12,500        18,036           *

---------------------
(1) Assumes that the selling stockholders will sell the maximum number of shares of common stock offered by each selling stockholder.

(2) Glenn A. Wintemute has served as Co-Chairman of the Board of Directors of the Company since July 1994 and as a director since 1971. He served as President of the Company and its subsidiaries from 1984 to July 1994 and President of AMVAC from 1974 to July 1994. He is also the father of Eric Wintemute, the Company's President and Chief Executive Officer. Shares shown as beneficially owned by this selling stockholder excludes 13,443 shares of common stock owned by his minor child for whom he is a trustee and for which he disclaims beneficial ownership.

(3) Herbert A. Kraft is co-trustee of The Kraft Family Trust. Mr. Kraft has served as Co-Chairman of the Board of Directors of the Company since July 1994. He served as Chairman of the Board and Chief Executive Officer of the Company from 1969 to July 1994. Shares shown as beneficially owned by this selling stockholder excludes 1,730 shares of common stock held in an individually retirement account by Herbert A. Kraft.

(4)  This selling stockholder is a family relative of Herbert A. Kraft.

(5) James Kraft, trustee of The Kraft Trust, is a family relative of Herbert A. Kraft. Shares shown as beneficially owned by this selling stockholder excludes 1,089 shares of common stock held by James Kraft in a 401k account.

 *   Ownership is less than 1%.

                              PLAN OF DISTRIBUTION

     Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

     The selling stockholders have advised us that:

o the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on the American Stock Exchange, in sales occurring in the public market of such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

o each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices;

o some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholders or to dealers for resale by such dealers;

o one of the members of the Board of Directors of the Company, Jay Harris, is a principal in Goldsmith & Harris, which may act as a broker for one or more of the selling stockholders in connection with the sale of some or all of the shares in this offering; and

o in connection with such sales, such brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker, dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker, dealer, agent or underwriter. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker, dealer, agent or underwriter for the sale of their common stock.

     In offering the common stock covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

     If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of common stock under this prospectus, excluding any underwriting discounts or commissions.

                              ABOUT THIS PROSPECTUS

     This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this Prospectus:

     (i)    Our Annual Report on Form 10-K for the year ended December 31, 2000

     (ii) Our Quarterly Report on Form 10-Q for the period ended March 31, 2001; and

     (iii) Our Registration Statement on Form 8-A with respect to our common stock.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                          American Vanguard Corporation
                        4695 MacArthur Court, Suite 1250
                         Newport Beach, California 92660
                                 (949) 260-1200
                            Attention: James A. Barry

                                     EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

           SEC registration fee................................. $ 1,435
           Fees and expenses of counsel.........................  25,000
           Fees and expenses of accountants.....................   2,000
           Miscellaneous........................................   1,500
                                                                 -------
               Total............................................ $29,935
                                                                 =======

     We have agreed to bear all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration and sale of the shares being offered by the selling stockholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

     The Company's Certificate of Incorporation and Bylaws, each as amended, provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

     The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                               DESCRIPTION
-------                              -----------
  3.1 Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Registration Statement on Form 10 (No. 2-85599) filed June 13, 1972.

  3.2 Bylaws of the Company, as amended, incorporated herein by reference to the Company's Form 10-K filed June 13, 1972.

  5.1     Opinion of McDermott, Will & Emery regarding legality

 23.1     Consent of Independent Certified Public Accountants

 23.2     Consent of McDermott, Will & Emery (included in Exhibit 5.1)

 24.1 Power of Attorney (included with the signature page to this Registration Statement)

ITEM 17.  UNDERTAKINGS.

(1)  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, California on June 7, 2001.


                                           AMERICAN VANGUARD CORPORATION

                                           By: /s/ James A. Barry
                                               ---------------------------------
                                                   James A. Barry,
                                                   Senior Vice President, Chief
                                                   Financial Officer, Secretary/
                                                   Treasurer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric G. Wintemute and James A. Barry, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of American Vanguard Corporation) to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons or their attorneys-in-fact in the capacities indicated on June 7, 2001.


       SIGNATURE                              TITLE
       ---------                              -----
/s/ Eric G. Wintemute             President, Chief Executive Officer
----------------------------      and Director (Principal Executive Officer)
    Eric G. Wintemute


/s/ James A. Barry                Senior Vice President, Chief Financial
----------------------------      Officer, Secretary/Treasurer
    James A. Barry                and Director (Principal Financial
                                  and Accounting Officer)

/s/ Herbert A. Kraft              Co-Chairman
----------------------------
    Herbert A. Kraft


/s/ Glenn A. Wintemute            Co-Chairman
----------------------------
    Glenn A. Wintemute


/s/ John B. Miles                 Director
----------------------------
    John B. Miles


/s/ Carl R. Soderlind             Director
----------------------------
    Carl R. Soderlind


/s/ Jay R. Harris                 Director
----------------------------
    Jay R. Harris

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1 Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Registration Statement on Form 10 (No. 2-85599) filed June 13, 1972.

  3.2 Bylaws of the Company, as amended, incorporated herein by reference to the Company's Form 10-K filed June 13, 1972.

  5.1     Opinion of McDermott, Will & Emery regarding legality

 23.1     Consent of Independent Certified Public Accountants

 23.2     Consent of McDermott, Will & Emery (included in Exhibit 5.1)

 24.1 Power of Attorney (included with the signature page to this Registration Statement)